Exhibit 99.1

For Immediate Release

BSD Medical’s High-End Cancer Treatment System Performs with Excellence in Adverse Environments

SALT LAKE CITY, August 20, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that a report of two case studies has been published in the current issue of the International Journal of Hyperthermia (see vol. 4, pp. 327-335) that demonstrate the ability of the BSD-2000/3D/MR to produce high quality thermal imaging of cancer treatments in progress, even when interfering frequencies are introduced.  The results of these studies are significant in showing the versatility of the BSD-2000/3D/MR (BSD Medical’s premier system used in the treatment of cancer), and how detection and elimination of spurious frequencies can be accomplished, even in adverse environments.

The BSD-2000/3D/MR is a hybrid integration of a BSD-2000/3D cancer treatment system with a magnetic resonance imaging system (MRI) used to visually monitor deep thermal therapy cancer treatments in progress with thermal imaging through MR-tomography.  The images are in color, and temperature within the images is differentiated visually by use of color coding.  MR-tomography is therefore a classical application for monitoring cancer treatments with BSD Medical’s systems, as these treatments involve delivery of precision-focused heat through RF/microwave energy.  The BSD-2000/3D/MR system integration was completed through the cooperative efforts of BSD Medical Corporation and Siemens Medical Systems.

The integration and simultaneous operation of a BSD-2000/3D system (that operates at 100 MHz) with an MR tomography system (in this case operating at 64 MHz) is of itself a major engineering accomplishment.  These case studies showed that even when additional frequencies are added, that would otherwise produce imaging artifacts, they can be detected and eliminated in the system.

The BSD-2000/3D/MR is part of the family of BSD-2000 systems that are a recipient of the Frost and Sullivan Innovation of the Year Award for cancer therapy devices.  The studies noted were conducted at Charite University in Berlin, a leader in the development and application of BSD Medical’s most advanced cancer treatment system in clinical use.  The International Journal of Hyperthermia, that published these case studies, is the official journal of the Society of Thermal Medicine (STM), the European Society for Hyperthermic Oncology (ESHO) and the Asian Society for Hyperthermic Oncology (ASHO).

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  BSD’s treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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